ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this "Agreement") made this 10 day of September, 2009 (the "Effective Date"), by and between Safeguard Medical Technologies, LLC, an Ohio limited liability company, with an address at 14200 Ellsworth Rd, Berlin Center Ohio 44401 (the "Seller"), and American Scientific Resources, Inc., a Nevada corporation, with an address at 1112 Weston Road, Unit 278, Weston, FL 33326 (the "Purchaser" or "ASR").

WHEREAS, the Seller is the owner of a device and technology named the "Disintegrator" or "Disintegrator Plus" and is identified, amongst other methods, by U.S. Patent No. 6,384,362 Patent Application No.: 09/500,504 (the "Device Technology").

WHEREAS, the Seller wishes to sell and the Purchaser wishes to purchase, the Device Technology and the business associated therewith (the "Business"), upon the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the mutual and dependent covenants and obligations hereinafter set forth, the parties hereto agree as follows:

1.1 SALE AND PURCHASE OF ASSETS: On the closing date ("Closing Date"), Seller shall convey, sell, transfer, assign and deliver to Purchaser and Purchaser shall buy, free from all liabilities, judgments, liens, or other encumbrances, except as otherwise stated hereafter, all of Seller's right, title and interest in and to the assets and properties owned or held by Seller including the Device Technology and any and all rights to obtain registrations, renewals, reissues and extensions of registrations or other legal protections pertaining thereto, in all countries throughout the world, together with all rights to sue in equity or at law for any and all infringements or other impairments of Device Technology occurring prior to the date of this Agreement, including the right to receive and

retain the proceeds and damages relating to those infringements and other impairments and any novel change, improvements, additions or expansions of the Device Technology; for the use in the Business (the "Assets"); including but not limited to any and all inventory on hand or wherever located and owned by Seller in connection with Business; all current contracts and future sales and contracts pertaining to the Device Technology, and any certifications, licenses, permits, authorizations and approvals issued by any domestic or foreign governmental authority in connection with the Business; all of the Seller's claims and causes of action against others arising out of or relating to the Business; any and all rights in the name "Disintegrator" and "Disintegrator Plus" and any derivative thereof, including the logo; Seller's web site, ________________ and all intellectual property rights associated therewith; and originals or copies of all of the Seller's promotional materials and documents relating to the Business or the Assets.

1.2 ASSUMPTION OF LIABILITIES: As further consideration for the purchase of Seller's Assets, and provided Jason Roth is involved in Type 1,Type 2 and Type 3 sales as an employee of ASR, Purchaser shall assume the current obligation on a certain promissory note owed by Seller and payable to The Roth Family Trust in the amount of One Million Two Hundred Thousand U.S. Dollars ($1,200,000.00 U.S.), a copy of which is attached hereto as Exhibit A, but the terms of same shall be changed as follows: the said promissory note shall bear zero interest and shall be payable according to the following: Six Hundred Thousand U.S. Dollars ($600,000.00 U.S.) shall be paid on said Promissory Note to The Roth Family Trust upon the receipt by ASR of Six Million U.S. Dollars ($6,000.000.00 U.S.) in combined aggregate of new capital or revenue from Type 1,Type 2 sales and Type 3 sales (the "First Benchmark"), as the same are defined in the Employment Agreement between JASON ROTH and ASR and only if same First Benchmark occurs prior to the two year anniversary of the Effective Date; provided, further,-that ASR shall

have the option to repay the promissory note over a twelve month period. If the First Benchmark is obtained, the remaining balance of Six Hundred Thousand U.S. Dollars ($600,000.00 U.S.) due on said promissory note shall be due and payable to Seller upon the receipt by ASR of Four Million U.S. Dollars ($4,000.000.00 U.S.) additional combined aggregate of new capital or revenue from Type 1, Type 2 sales and Type 3 sales (the Second Benchmark"), as the same are defined in the Employment Agreement between JASON ROTH and ASR, after the First Benchmark so long as same are obtained within two year of the First Benchmark ;provided, further, that ASR shall have the option to repay the promissory note over a twelve month period. In the event that either one or both the First and Second Benchmarks are reached and there are any amounts still owing on said promissory note after the due date, then in that event the balance then owing on said promissory note shall be convertible into common shares of ASR at the then closing price of the common shares. With the foregoing Promissory Note to The Roth Family Trust excepted, Purchaser shall not assume the following liabilities of the Seller, (the "Excluded Liabilities"):

A. any liability or obligation, direct, indirect or contingent, of the Seller to the extent the same was required to be (without giving effect to any applicable grace period) paid, performed or discharged prior to the Closing Date including, without limitation, any liability for breach of any contract on or prior to the Closing Date;

B. any liability or obligation, direct, indirect or contingent, of the Seller to any affiliate of Seller, for borrowed money or otherwise;

C. any liability or obligation, direct, indirect or contingent, of the Seller arising out of or in connection with any claim, or proceeding (regardless of whether made or instituted prior to or subsequent to the Closing Date) to the extent arising out of or in

connection with any transaction or event which occurred on or prior to the Closing Date;

D. any liability or obligation, direct, indirect or contingent, arising under or with respect to any employment agreements and employee benefit and pension plans, including any liability arising under or with respect to any employee benefit plan within the meaning of Section 3(3) of ERISA at any time sponsored by, maintained by or contributed to by the Seller or any affiliate of the Seller or with respect to which the Seller or any affiliate at any time had any obligation to make any contributions;

E. any liability or obligation, direct, indirect or contingent, of the Seller for taxes;

F. any liability or obligation, direct, indirect or contingent, of the Seller arising out of or in connection with non-compliance with any law, regulation or order applicable to the Business, the Assets (including, without limitation, those relating to occupational safety and health, privacy, protection of minors, foreign and corrupt practices, antitrust, hiring, wages, hours, employee benefit plans and programs, collective bargaining, exchange control, environmental conditions, or the payment of withholding, social security and other taxes) on or prior to the Closing Date; or

G. any liability with respect to accounts payable.

1.3 PURCHASE PRICE: At the Closing, and in reliance on the representations and warranties made herein by Seller, the Seller shall transfer, assign, and sell the Assets to the Purchaser, and the Purchaser shall purchase the Assets from the Seller, for an aggregate purchase price consisting of: The Purchaser shall deliver to the Seller two hundred and fifty million (250,000,000) restricted common shares of American Scientific Resources, Inc. (the "Purchase Price").

1.3.1 Seller shall also be entitled to performance based compensation as follows:

(a) Once Purchaser collects $2 million in revenues from sales of the Device Technology and other products introduced by Jason Roth, Seller shall be given 50 million warrants to purchase one share of common stock each with exercise price equal to closing bid price of the common shares on the August 11, 2009.

(b) Once Purchaser collects $5 million additional sales of Device Technology and other products introduced by Jason Roth, Seller shall be given 50 million warrants to purchase one share of common stock each with exercise price equal to the lesser of closing bid price of the common shares on the day prior to the date such gross sales are achieved or the exercise price of the warrants (a) above.

(c) Once Purchaser collects $10 million additional sales of Device Technology and other products introduced by Jason Roth, Seller shall be given 50 million warrants to purchase one share of common stock each exercise price being equal to the lesser of closing bid price of the common shares on the day prior to the date such gross sales are achieved or the exercise price of the Warrants (b) above.

(d) Once Purchaser collects $15 million additional sales of Device Technology and other products introduced by Jason Roth, Seller shall be given 50 million warrants to purchase one share of common stock each exercise price being equal to the lesser of closing bid price of the common shares on the day prior to the date such gross sales are achieved or the exercise price of the Warrants (c) above.

(e) Once Purchaser collects $20 million additional sales of Device Technology and other products introduced by Jason Roth, Seller shall be given 50 million warrants to purchase one share of common stock each exercise price being equal to the lesser of closing bid price of the common shares on the day prior to the date such gross sales are achieved or the exercise price of the Warrants (d) above.

Notwithstanding the above, no compensation shall be due to Purchaser under this Section 1.3.1 for sales targets achieved after the three year anniversary of this Agreement.

1.3.2 Additionally, one time bonus payments shall be made to the Seller based on the gross sales revenue of the Device Technology and other products introduced by Jason Roth in the aggregate as follows:

$2 million in sales	$50,000
$5 million in sales	$100,000
$10 million in sales	$150,000
$20 million in sales	$200,000

1.3.4. Additionally, Safeguard may appoint 2 board members to the Board of Directors, Jason Roth and a representative appointed by Concorde Capital Limited. .

1.3.5. Additionally, the Purchaser shall engage Safeguard to provide production engineering and quality control services for a fee of $7,500 per month. Such payment to remain as long as Mr. Joey Adkins remains in the employ of Safeguard and shall commence upon the receipt by Purchaser of $1,000,000 in the combined aggregate of new capital or revenue from Device Technology sales within two years. Purchaser shall be involved in the decision making with respect to the retention of Mr. Joey Adkins.

Profit margins are presently $55 per unit for the Bayer Unit (private label device), Margins for the Standard Branded Unit Disintegrator Plus, COG of $23.00 With a Standard Wholesale of $45.00 unit and a retail MSRP of $79.95. If profits margins decrease to less than $15 (73% decrease) on the private label device, then payouts will be lowered by a corresponding amount. 2. NON-ASSIGNABLE ASSETS: To the extent

that the assignment or attempted assignment of any Asset hereunder would be invalid or would constitute a breach of any contract or other commitment to which Seller is a party or by which it or any of the Assets may be bound, or if any consent of a licensor would be required in connection with the assignment of any such contract or commitment, this Agreement shall not constitute an assignment of such Asset; provided, however, that any such Asset shall be held and/or received by Seller for the benefit of Purchaser, its successors and assigns. Seller will use its reasonable efforts to obtain all consents required for the assignment of any Asset to Purchaser. Until such consent is obtained, Seller will cooperate with Purchaser, its successors and assigns in any reasonable arrangement designed to provide for Purchaser, its successors and assigns the benefit of such Asset including enforcement for the benefit of Purchaser, its successors and assigns, of any and all rights of Seller arising out of the breach or cancellation of any contract or other commitment constituting such Asset.

3. RECEIPT OF FUNDS: From and after the Closing Date, if Seller receives any amounts arising out of or on account of the conduct of the Business after the Closing, Seller shall promptly pay such amounts to Purchaser. From and after the Closing Date, if Purchaser receives any amounts arising out of or on account of the conduct of the Business prior to the Closing, Purchaser shall promptly pay such amounts to Seller.

4. SELLER'S REPRESENTATIONS: Seller and Principal of Seller hereby represent and warrant to Purchaser as follows:

A. Corporate Existence. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of Ohio and has full corporate power and authority to own or lease its properties and to carry on the Business as now conducted. Seller is duly qualified or licensed to do business as a domestic corporation in all the jurisdictions it is required to be so qualified or licensed.

B. Authorization. Seller has full corporate power and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated herein. The execution, delivery and performance of this Agreement by Seller have been duly authorized by all requisite corporate action. This Agreement is the legal, valid and binding obligation of Seller enforceable in accordance with its terms.

C. No Violation. The execution and delivery of this Agreement by Seller and the consummation of the transaction contemplated herein do not and will not (i) violate or result in a default under the charter or bylaws of the Seller, (ii) violate (with or with or without the giving of notice or the lapse of time or both) any law, rule, regulation, court order, writ, judgment, injunction or decree applicable to the Seller, (iii) violate or breach, or constitute a default under or grounds for termination of, or result in the acceleration of the performance of the obligations of the Seller under any contract related to the Business to which the Seller is a party or by which the Seller or any of its respective Assets is bound or affected, or (iv) result in creation of any lien on any of the Assets.

D. Insurance. Seller currently maintains adequate insurance to cover the anticipated risks associated with its business and to the best of Seller's knowledge, no written notice of termination of any insurance policy has been received by Seller.

E. Litigation. To the best of Seller's knowledge, no action, suit, proceeding or investigation is pending against Seller or affecting the Assets, and Seller has not received written notice of any threatened action, suit, proceeding or investigation against Seller or the Assets.

F. Compliance with Law. To the best of its knowledge, Seller has operated the Business so as to comply with all applicable domestic and foreign, Federal, state and local statutes, laws, ordinances, codes, governmental rules and regulations (including, without limitation, those relating to occupational safety and health, privacy, protection of minors,

foreign and corrupt practices, antitrust, hiring, wages, hours, employee benefit plans and programs, collective bargaining, exchange control, environmental conditions, or the payment of withholding, social security and other taxes). Seller has no knowledge of any violation of any foreign or domestic statutes, laws, ordinances, codes, governmental rules or regulations, or any judgment, order or decree (federal, state, local or foreign) to which it is subject.

G. Taxes. Seller has filed within the time (subject to applicable extensions, if any) and in the manner prescribed by law all tax returns, which are required to be filed by Seller. Such returns reflect accurately all liability for taxes for the period covered thereby. All such taxes have been paid when due. There are no claims against Seller for any alleged deficiency in tax, and there are no current or pending tax audits or proceedings with respect to Seller. There are no liens for taxes on any Asset.

H. Knowledge. No Officer or Director has knowledge of any agreement to which Seller is a party or by which any of the Assets are bound, any other obligation of Seller, or any other condition, event or state of facts relating to the Business of Seller that materially adversely affects the value of the Business, the operations of Seller, or the Assets.

I. Brokers Finders. Seller has not retained any broker or finder in connection with the transactions contemplated herein so as to give rise to any valid claim for any brokerage or finder's commission, fee or similar compensation with the exclusion of Concorde Capital Limited Seller represents that Purchaser owes Concord Capital Limited no brokers commission with respect to this transaction.

J. Business Operation. Seller agrees to operate the Business from the Effective Date in the normal and usual manner that the Business has heretofore been operated and not to execute any new contracts or assume any monetary obligations on behalf of the Business without the prior written consent of the Purchaser.

K. Title. Seller has good and marketable title to, and directly owns the Assets and has the full right to sell, transfer and deliver the same to Purchaser at the closing free and clear of any mortgage, lien, pledge, security interest, option, lease (or sublease), conditional sales agreement, title retention agreement, charge, claim, encumbrance, easement or encroachments.

L. Ownership; Liens. No member or affiliate of Seller owns or holds any right, title, or interest in or to any of the Assets. On the Closing Date, Seller will transfer to Purchaser good and marketable title to all of the Assets, free and clear of all liens. The Assets (a) are adequate and suitable for the conduct of the Business, and (b) comprise all of the assets and properties of the Seller which are used in the operations of the Business. None of the Assets are owned by any party other than the Seller.

M. Liabilities. Seller does not have any liabilities, other than the Promissory Note owed to The Roth Family Trust, absolute, contingent or otherwise, direct or indirect, matured or unmatured, which are not reflected or disclosed with reasonable specificity, on the balance sheet attached hereto as Schedule 4M, and which are associated with the Assets or the Business.

N. Contracts. There are no contracts relating to the Assets and the Business,

O. Intentionally Deleted

P. Licenses and Permits; Compliance with Law. The Seller holds all licenses, certificates, permits, franchises and rights from all appropriate federal, state or other public authorities necessary for the conduct of its business and the use of the Assets. The Seller is presently conducting its Business so as to comply in all material respects with all applicable statutes, ordinances, rules, regulations and orders of any governmental authority. The Seller is not presently charged with, or under governmental investigation with respect to, any actual or alleged violation of any statute, ordinance, rules or regulation, nor is it presently

the subject of any pending or threatened adverse proceeding by any regulatory authority having jurisdiction over its Business or the Assets. Neither the execution nor delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will result in the termination of any license, certificate, permit, franchise or right held by the Seller and relating to the Business, and all such licenses, certificates, permits, franchises and rights will inure to the benefit of the Purchaser upon consummation of the transactions contemplated by this Agreement.

Q. Patents Trademarks, Trade Names, Etc. Schedule 4Q hereto sets forth a complete and correct list and summary description of all trademarks, trade names, service marks, brand names, mastheads, titles, copyrights and patents, registrations thereof and applications therefor, applicable to or used in the Business, together with a complete list of all licenses granted by the Seller with respect to any of the above. The Seller has good and marketable title to all of such intangible assets, in each case free and clear of any liens, claims, charges, licenses, options or other encumbrances or rights of others of any nature whatsoever, and the Seller has the sole ownership rights in, and exclusive right to use, such intangible assets and such assets constitute part of the Assets hereby transferred and assigned to the Purchaser. The Seller is not currently in receipt of any notice of any violation of, and has no reason to believe that the operations of the Business are violating, the rights of others in any trademark, trade name, service mark, copyright, masthead, title, patent, trade secret, know-how or other intangible asset.

R.

S. The Seller does not have any liability or obligation (whether accrued, absolute, contingent or otherwise).

T. The Seller is not in default with respect to any liabilities or obligations, and all such liabilities or obligations shown or reflected in the Financial Statements, and such

liabilities incurred or accrued subsequent to the date of the Financial Statements, have been, or are being, paid and discharged as they become due, and all such liabilities and obligations were incurred in the ordinary course of business.

U. Customer Lists. The Seller has delivered to the Purchaser a full and complete customer list containing the names, addresses, phone numbers, sales and payment history, plus information relating to service and/or calls made to such customers, all set forth in a manner satisfactory to Purchaser. Seller represents and warrants that the information contained in such lists is true, accurate and correct as of the date thereof, and there has been no material adverse change in such information since such date.

1. Suffered any material adverse change in its business, operations or financial condition with respect to the Business or become aware of any event or state of facts which may result in any such adverse change;

2. Suffered any destruction, damage or loss relating to the Assets or the Business, whether or not covered by insurance;

3. Suffered, permitted or incurred the imposition of any lien, charge, encumbrance (which as used herein includes, without limitation, any mortgage, deed, conveyance to secure debt or security interest) or claim upon any of the Assets or the Business, except for any current year lien with respect to personal or real property taxes not yet due and payable;

4. Committed, suffered, permitted or incurred any default in any liability or obligation which, in the aggregate, has had or will have a material, adverse effect upon the Assets or the Business;

5. Made or agreed to any adverse change in the terms of any contract or instrument to whi.ch it is a party which may have a material adverse effect on the Assets or the Business;

6. Waived, canceled, sold or otherwise disposed of, for less than the face amount thereof, any claim or right relating to the Assets or the Business, which it has against others;

7. Declared, promised or made any distribution from the Assets or other payment from the Assets to its members (other than reasonable compensation for services actually rendered), or redeemed, purchased or otherwise acquired any of the member interests of capital stock of the Seller, or made any change whatsoever in the Seller's capital structure;

8. Paid, agreed to pay or incurred any obligation for the payment of any contribution or other amount to, or with respect to, any employee benefit plan, or paid any bonus to, or granted any increase in the compensation of, any of the directors, officers, agents or employees of the Seller, or made any increase in the pension, retirement or other benefits of the directors, officers, agents or other employees of the Seller.

9. Incurred any other liability or obligation or entered into any transaction other than in the ordinary course of business; or

10. Received, any notices, or has reason to believe, that any supplier or customer of the Business has taken or contemplates any steps which could disrupt the business relationship of the Seller with said supplier or customer or could result in the diminution in the value of the Business as a going concern.

W. Attached hereto as Exhibit 4W is a spreadsheet accurately respecting the current cost per each unit of Device Technology. Increased production of these units may reduce the cost per unit.

X. Disclosure and Accuracy. This Agreement and the Schedules and Exhibits hereto disclose all facts material to the Assets and the Business. No statement contained herein or in any certificate, Schedule, Exhibit, list or other instrument furnished to the Purchaser pursuant to the provisions hereof contains or will contain any untrue statement of any material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

5. PURCHASER'S REPRESENTATIONS: Purchaser hereby represents and warrants to Purchaser as follows:

A. Corporate Existence. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Florida and has full corporate power and authority to own or lease its properties and to carry on the Business as now conducted. Purchaser is duly qualified or licensed to do business as a domestic corporation in all the jurisdictions it is required to be so qualified or licensed.

B. Authorization. Purchaser has full corporate power and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated herein. The execution, delivery and performance of this Agreement by Purchaser have been duly authorized by all requisite corporate action. This Agreement is the legal, valid and binding obligation of Purchaser enforceable in accordance with its terms.

C. No Violation. The execution and delivery of this Agreement by Purchaser and the consummation of the transaction contemplated herein do not and will not (i) violate or result in a default under the charter or bylaws of the Purchaser, (ii) violate (with or with or without the giving of notice or the lapse of time or both) any law, rule, regulation, court order, writ, judgment, injunction or decree applicable to the Purchaser, (iii) violate or breach, or constitute a default under or grounds for termination of, or result in the acceleration of the performance of the obligations of the Purchaser under any contract

related to the Business to which the Purchaser is a party or by which the Purchaser or any of its respective Assets is bound or affected, or (iv) result in creation of any lien on any of the Assets.

D. Brokers Finders. Purchaser has not retained any broker or finder in connection with the transactions contemplated herein so as to give rise to any valid claim for any brokerage or finder's commission, fee or similar compensation.

6. CONDITIONS TO PURCHASER'S OBLIGATIONS AT CLOSING: All obligations of Purchaser under this Agreement are subject to fulfillment on the Closing Date of each of the following conditions:

A. Representations and Warranties. The representations and warranties of the Seller contained in Section 4 hereof and elsewhere herein shall, be true and correct in all material respects in each case at and as of the Closing Date as though such representations and warranties were made at and as of such time.

B. Covenants. Seller shall have performed and complied in all material respects with all covenants, agreements and conditions on its part required by this Agreement to be performed or complied with prior to or at the Closing Date.

C. Bill of Sale. Purchaser shall have received from Seller a Bill of Sale and or Assignment transferring title to the Assets, in form and substance satisfactory to Purchaser.

D. Resolutions. Seller shall deliver resolution signed by all of its Shareholders approving the transaction contemplated herein.

E. Other Deliveries. Seller shall deliver or cause to be delivered such other documents and instruments as may reasonably be requested by Purchaser or its counsel to consummate the transactions contemplated hereby.

7. CONDITIONS TO SELLER'S OBLIGATIONS: All obligations of Seller under this Agreement are subject to the fulfillment, at the Closing Date, of each of the following conditions:

A. Representations and Warranties. The representations and warranties of the Purchaser contained in Section 5 hereof and elsewhere herein shall, be true and correct in all material respects in each case at and as of the Closing Date as though such representations and warranties were made at and as of such time.

B. Covenants. Purchaser shall have performed and complied in all material respects with all agreements and conditions on its part required by this Agreement to be performed or complied with prior to or at the Closing Date.

C. Closing Payment. The Purchase Price shall have been paid.

8. POST CLOSING COVENANTS:

A. Further Assurances. From and after the Closing Date, each party to this Agreement shall, at any time and from time to time, make, execute and deliver, or cause to be made, executed and delivered, such assignments, deeds, bills of sale, drafts, checks, returns, filings and other instruments, agreements, consents and assurances, and take or cause to be taken all such actions as counsel for the other party may reasonably request to effectuate the transactions contemplated by this Agreement, including the transfer of the Assets to the Purchaser.

B. Public Announcements. The Seller shall not (and Seller shall cause its directors, officers, employees and agents not to) issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the prior written consent of the Purchaser.

C. Noncompetition; Non-solicitation.

(i) Seller covenants and agrees that from and after the Closing Date it shall not, and shall cause any of Seller's affiliates in which Seller has an ownership interest or of which Seller otherwise exercise management control and all of the principals of Seller ("Restricted Entities") not to, for a period of five years from the Closing Date, directly or indirectly, own, manage, operate, join or control, participate in, consult for, be employed by, render services to, or invest in or otherwise be connected with in any manner any entity which is engaged in a business of sale, manufacture or distribution of the Device Technologies, and that is similar to, or competitive with, the Business.

(ii) Seller covenants and agrees that, from and after the Closing Date, it shall not and shall cause each of the Restricted Entities not to, for a period of three years from the Closing Date, for itself or on behalf of any other person, or by action in concert with any other person, solicit, induce or encourage any other person known by it to have a contractual relationship with the Business to discontinue, terminate, cancel or refrain from entering into any contractual relationship with the Purchaser.

D. Seller shall provide refunds for products purchased prior to the Closing Date, in accordance with the return policy existing prior to the Closing Date.

9. INDEMNIFICATION:

A. Survival of Representations, Warranties and Covenants. The representations and warranties of each party pursuant to this Agreement shall survive the Closing and shall expire on the third anniversary of the Closing Date (the "Survival Date"); provided, however, that if, at any time prior to the Survival Date, any party seeking indemnification under this Section 9 (an "Indemnified Party") (acting in good faith) delivers to the party from whom such indemnification is sought (an "Indemnifying Party") a written notice alleging the existence of a breach of any of the representations and warranties made by the Indemnifying Party contained herein (and setting forth in reasonable detail the basis for

such Indemnified Party's belief that such a breach may exist) and asserting a claim for recovery under Section 9B or Section 9C, whichever is applicable, based on such alleged breach, then the claim asserted in such notice shall survive the Survival Date until such time as such claim is fully and finally resolved.

B. By Seller. Seller agrees to indemnify and hold harmless the Purchaser from and against, including attorney fees, and to reimburse the Purchaser on demand with respect to, any and all loss, damage, liability, claims, cost and expense, including reasonable attorneys' and accountants' fees (collectively, "Claims"), incurred by the Purchaser by reason of or arising out of or in connection with (i) any Asset, (ii) the breach of any representation or warranty contained herein or in any certificate or other document delivered to Purchaser pursuant to the provisions of this Agreement, (iii) the failure of the Seller to perform any act required under this Agreement, (iv) a Claim by any third party with respect to any liability, obligation, contract, other commitment or state of facts which constitutes a breach of any representation or warranty contained in Section 4 hereof or in any certificate or other document delivered by or on behalf of the Seller to the Purchaser pursuant to the provisions of this Agreement, or (v) any liability or obligation of the Seller. The Purchaser agrees to give prompt notice to Seller of any Claim for which Purchaser seeks indemnification hereunder, which notice shall include a reasonably detailed description of such Claim and a period of thirty (30) days to cure such breach and pay on such Claim (Seller shall not be obligated to pay any Purchaser cost associated with collecting on such Claim, including court costs, attorneys fees or accountant fees, provided that Seller fully pays off or discharges said Claim within the above 30 day cure period). If any Claim is brought against Purchaser for which indemnification is sought from Seller or Principal of Seller under this Section 9B, then Purchaser shall control the contest, defense, settlement or compromise of any such Claim (including the engagement of counsel in connection therewith), at Seller's

cost and expense, including the cost and expense of reasonable attorneys' fees in connection with such contest, defense, settlement or compromise, and Seller shall have the right to participate in the contest, defense, settlement or compromise of any such Claim at its own cost and expense, including the cost and expense of attorneys' fees in connection with such participation; provided, however, that the Purchaser shall not settle or compromise any such Claim without the prior written consent of Seller, which consent shall not be unreasonably withheld. Any amounts owed to Purchaser pursuant to this Section 9B shall be reimbursed to Purchaser by Seller and/or Principal of Seller within five (5) business days after notice by Purchaser, and if not so reimbursed, such amounts may, at Purchaser's election, be offset against the Promissory Note and Guarantee and against any other amounts owing by the Purchaser to the Seller under the Agreement.

C. By Purchaser. Purchaser agrees to indemnify and hold harmless the Seller from and against, including attorney fees, and to reimburse the Seller with respect to, any and all Claims against the Seller by reason of or arising out of or in connection with (i) the breach of any representation or warranty or any certificate or other document delivered by the Purchaser to Seller under this Agreement, (ii) the failure of the Purchaser to perform any act required under this Agreement, or (iii) a Claim by any third party with respect to any liability, obligation, contract, other commitment or state of facts which constitutes a breach of any representation or warranty or in any certificate or other document delivered by or on behalf of Purchaser to Seller pursuant to the provisions of this Agreement. Seller agrees to give prompt notice to the Purchaser of any Claim for which Seller seeks indemnification hereunder, which notice shall include a reasonably detailed description of such Claim. If any Claim is brought against Seller for which indemnification is sought from Purchaser under this Section 9C, then Seller shall control the contest, defense, settlement or compromise of any such claim (including the engagement of counsel in connection

therewith), at Purchaser's cost and expense, including the cost and expense of attorneys' fees in connection with such contest, defense, settlement or compromise, and Purchaser shall have the right to participate in the contest, defense, settlement or compromise of any such Claim at its own cost and expense, including the cost and expense of attorneys' fees in connection with such participation; provided, however, that Seller shall not settle or compromise any such Claim without the prior written consent of Purchaser, which consent shall not be unreasonably withheld. If the Seller fails to assume the defense of such Claim within 30 days of receipt of notice of such Claim, or if at any time the Seller shall fail to defend in good faith any such Claim, the Purchaser may assume the defense thereof and may employ counsel with respect thereto and all fees and expenses of such counsel shall be paid by the Seller, and the Purchaser may conduct and defend such Claim in such manner as it may deem appropriate. Any amounts owed to Seller pursuant to this Section 9C shall be reimbursed to Seller within five (5) business days after notice by Seller.

10. MISCELLANEOUS:

A. Survival of Representations and Warranties. Notwithstanding any right of any party hereto to investigate the affairs of any of the parties hereto and notwithstanding any knowledge of facts determined or determinable by any party hereto pursuant to such investigation or right of investigation or otherwise acquired or learned by any of the parties hereto, each of the parties shall have the right to rely fully upon the representations, warranties, covenants and agreements of the other party hereto contained in this Agreement and to pursue all rights and remedies in connection therewith. All representations, warranties, covenants and agreements made herein shall survive the Closing Date by two years.

B. Notices. All communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if (i) delivered personally with

receipt acknowledged, (ii) sent by registered or certified mail, return receipt requested, (iii) sent by telecopy with confirmation or (iv) sent by overnight courier for next business day delivery, addressed to the parties at the following addresses and facsimile numbers or to such other addresses or facsimile numbers as any party shall hereafter specify by communication to the other parties in the manner provided herein:

If to Seller:	Safeguard Medical Technologies, LLC ______________
	14200 Ellsworth Rd.
	Berlin Center Ohio 44401
	Attn: Jason Roth
With a copy to:	
If to Purchaser:	American Scientific Resources, Inc.
	1112 Weston Road
	Unit 278
	Weston, FL 33326
	Attn: Christopher F. Tirotta, MD, MBA
With a copy to:	Law Offices of Felix B. Reznick, PLLC
	535 Fifth Avenue
	23rd Floor
	New York, New York 10017
	Tel: 212-490-5900

Notice of change of address shall be deemed given when actually received or upon refusal to accept delivery thereof; all other communications shall be deemed to have been given, received and dated on the earlier of: (i) when actually received or upon refusal to accept

delivery thereof, (ii) on the date when delivered personally or via telecopy, (iii) one (1) business day after being sent by overnight courier and (iv) four (4) business days after mailing, as aforesaid.

C. Severability. If any term or provisions of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms and provisions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term or provision.

D. Interpretation, Jurisdiction. This Agreement shall be interpreted and construed in accordance with the laws of the State of New York without giving effect to the principles of conflicts of laws thereof. Each party hereby irrevocably submits to the jurisdiction of the courts of the State of New York, sitting in New York County, and the courts of the United States for the Southern District of New York. Each party irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court, any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum and the right to object, with respect to any such suit, action or proceeding brought in any such court, that such court does not have jurisdiction over such party. In any such suit, action or proceeding, each party waives, to the fullest extent it may effectively do so, personal service of any summons, complaint or other process and agrees that the service thereof may be made by certified or registered mail, addressed to such party at its address set forth in Section 10B.

E. Entire Agreement. The parties hereto agree that all understandings and agreements heretofore made between them with respect to the subject matter hereof are

merged into this Agreement and the Schedules and Exhibits attached hereto (collectively the "Transaction Documents"), which fully and completely express their agreement with respect to the subject matter hereof. There are no promises, agreements, conditions, understandings, warranties, or representations, oral or written, express or implied, among the parties hereto, other than as set forth in the Transaction Documents. All prior agreements among the parties with respect to the subject matter hereof are superseded by the Transaction Documents, which integrate all promises, agreements, conditions and understandings among the parties with respect to the Assets.

F. Termination, Revocation, Waiver, Modification or Amendment. No termination, revocation, waiver, modification or amendment of this Agreement shall be binding unless agreed to in writing and signed by an authorized officer of each of the parties hereto.

G. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall constitute one agreement. The signature of any party to a counterpart shall be deemed to be a signature to, and may be appended to, any other counterpart.

H. Assignability. This Agreement shall not be assignable by any party hereto without the prior written consent of the other party hereto.

I. Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

J. Waiver. No consent or waiver, express or implied, by any party hereto to or of any breach or default by any other party in the performance by any other party of its obligations hereunder shall be deemed or construed to be a consent to or waiver of any other breach or default in the performance by such other party of the same or any other obligation of such party hereunder. Failure on the part of a party to complain of any act or failure to

act of any other party or to declare such other party in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder.

K. Additional Remedies. The rights and remedies of any party hereto under this Agreement shall not be mutually exclusive. The respective rights and obligations hereunder shall be enforceable by specific performance, injunction or other equitable remedy, but nothing herein contained is intended to, nor shall it limit or affect, any other rights in equity or any rights at law or by statute or otherwise of any party aggrieved as against the other for breach or threatened breach of any provision hereof, it being the intention of this Section to make clear the agreement of the parties hereto that their respective rights and obligations hereunder shall be enforceable in equity as well as at law or otherwise.

L. Expenses. Each of the parties hereto shall pay the fees and expenses incurred by it in connection with the negotiation, preparation, execution and performance of this Agreement, including, without limitation, attorneys' fees and accountants' fees.

M. Costs of Enforcement. Except as otherwise set forth herein, the prevailing party in any proceeding brought to enforce any provision of this Agreement shall be entitled to recover the reasonable fees and costs of its counsel, plus all other costs of such proceeding.

N. Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

SELLER:

SAFEGUARD MEDICAL TECHNOLOGIES, LLC

By:__________________________
Jason M. Roth

PURCHASER:

AMERICAN SCIENTIFIC RESOURCES, INC.

By:__________________________
Christopher F. Tirotta, MD, MBA
CEO/Chairman